Exhibit 99.1

FOR IMMEDIATE RELEASE

August 13, 2012

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Mark Collinson

Partner

CCG Investor Relations

(310) 954-1343

NTN Buzztime, Inc. Announces Second Quarter 2012 Results

CARLSBAD, Calif., August 13, 2012 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced results for the second quarter ended June 30, 2012.

“Our recent reorganization allows us the ability to more aggressively retool our product and technology platform. It is necessary for us to ramp up these investments over the next two to four quarters to transform the Company while leveraging its key assets,” said Jeff Berg, the Company’s Interim CEO. “This means going from a company that just markets games and our classic playmaker, which we now refer to as Buzztime Classic, to one that uses games, live events and other engagement tools to acquire, engage and retain consumers on behalf of our subscribing locations,” added Mr. Berg.

Results for the Second Quarter Ended June 30, 2012

Revenues for the second quarter of 2012 were $6.0 million, compared to revenues of $5.9 million for the same period of 2011. The 2% increase in revenue was primarily the result of revenue generated from the Stump! Trivia business we acquired in October 2011, offset by lower average site count and lower average revenue per site.

The Company ended the second quarter of 2012 with 3,775 subscribing venues, compared to 3,904 at the end of the second quarter of 2011. During the second quarter of 2012, installations were lower at 146 compared with 256 in the same quarter last year, and terminations were slightly lower at 239 compared to 240. Customer churn was 6.3% for the quarter compared to 6.2% in the prior year period.

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Total site counts and churn percentages	Q2 2012	Q2 2011	Increase (Decrease)
Site Count – Beginning of Quarter	3,868	3,888	(20)
Q2 Installations	146	256	(110)
Q2Terminations	(239)	(240)	(1)
Site Count - End of Quarter	3,775	3,904	(129)
Churn Percentage	6.3%	6.2%	0.1

Gross margin as a percentage of revenue decreased to 74% in the second quarter of 2012, compared to 76% in the second quarter of 2011. Direct costs increased primarily due to Stump! Trivia direct expenses, which were offset by a decrease in depreciation and amortization expense, a decrease in service provider fees primarily due to fewer service calls, a decrease in content fees and a decrease in freight expense due to fewer installations and deinstallations of customer sites during the second quarter of 2012 compared to the same period in 2011.

Selling, general and administrative expenses decreased 9%, to $4.9 million for the second quarter of 2012 from $5.4 million for the same period in 2011. The decrease in selling, general and administrative expenses was primarily due to a decrease of $0.2 million related to moving our corporate headquarters and warehouse during the second quarter of 2011, a decrease of $0.1 million related to new playmaker development efforts that were expensed, decreased software development disposals of $0.1 million, decreased occupancy expense of $0.1 million due to lower rent related to our new office lease, decreased salary and incentive compensation of $0.1 million, decreased selling and marketing expenses of $0.1 million and other miscellaneous decreases of $0.1 million. These decreases were offset by increased severance expense of $0.3 million related to our reorganization that took place during the second quarter of 2012.

Net loss for the second quarter of 2012 was $0.6 million, or $0.01 per share, compared to a net loss of $1.0 million or $0.02 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, August 13, 2012, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 18473968. A replay of the call will be available until August 20, 2012, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 18473968 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

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About NTN Buzztime, Inc.

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,800 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,600,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our reorganization, product mix, technology platform, customer ROI, future shifts in marketing/focus, acquiring and retaining customers, Stump! Trivia acquisition, benefits of our products and services and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, integration issues and other management and operational difficulties with our reorganization or acquisitions, the impact of alternative entertainment options and technologies, competitive products, and pricing, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$2,549	$1,374
Restricted cash	–	50
Accounts receivable, net	640	750
Prepaid expenses and other current assets	565	624
Total current assets	3,754	2,798
Broadcast equipment and fixed assets, net	4,219	4,255
Software development costs, net	1,606	1,320
Deferred costs	745	1,132
Goodwill	1,230	1,236
Intangible assets, net	658	845
Other assets	59	61
Total assets	$12,271	$11,647

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,086	$1,329
Accrued compensation	922	757
Sales taxes payable	670	764
Income taxes payable	88	77
Obligations under capital leases—current portion	215	286
Deferred revenue	564	463
Other current liabilities	110	192
Total current liabilities	3,655	3,868
Obligations under capital leases, excluding current portion	62	164
Deferred revenue, excluding current portion	198	186
Deferred rent	967	756
Other liabilities	279	323
Total liabilities	5,161	5,297
Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 and 161 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1	1
Common stock, $.005 par value, 84,000 shares authorized; 71,045 and 60,927 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	355	305
Treasury stock, at cost, 503 shares at June 30, 2012 and December 31, 2011	(456)	(456)
Additional paid-in capital	118,902	116,497
Accumulated deficit	(112,405)	(110,719)
Accumulated other comprehensive income	713	722
Total shareholders’ equity	7,110	6,350
Total liabilities and shareholders’ equity	$12,271	$11,647

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$6,015	$5,893	$12,081	$11,894

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,554	1,408	3,171	2,932
Selling, general and administrative	4,913	5,374	10,185	10,206
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	191	164	365	329
Total operating expenses	6,658	6,946	13,721	13,467
Operating loss	(643)	(1,053)	(1,640)	(1,573)
Other (expense) income, net	(2)	69	(34)	41
Loss before income taxes	(645)	(984)	(1,674)	(1,532)
Benefit (provision) for income taxes	12	–	(4)	(11)
Net loss	$(633)	$(984)	(1,678)	(1,543)

Net loss per common share – basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Weighted average shares outstanding – basic and diluted	70,506	60,388	67,512	60,387

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In thousands)

	Six Months ended June 30,
	2012	2011
Cash flows provided by (used in) operating activities:
Net loss	$(1,678)	$(1,543)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,473	1,588
Provision for doubtful accounts	39	(16)
Stock-based compensation	137	154
Loss on sales of securities available-for-sale	–	18
Loss from disposition of equipment and capitalized software	1	142
Changes in assets and liabilities:
Accounts receivable	71	93
Prepaid expenses and other assets	62	6
Accounts payable and accrued liabilities	(229)	560
Income taxes payable	12	(11)
Deferred costs	385	(253)
Deferred revenue	113	82
Deferred rent	211	(1)
Net cash provided by operating activities	597	819
Cash flows provided by (used in) investing activities:
Capital expenditures	(819)	(1,062)
Software development expenditures	(718)	(458)
Proceeds from sales of securities-available-for-sale	–	90
Acquisitions	(50)	–
Changes in restricted cash	50	–
Net cash used in investing activities	(1,537)	(1,430)
Cash flows provided by (used in) financing activities:
Proceeds from rights offering, net	2,310	–
Principal payments on capital leases	(172)	(241)
Payments on note payable	(19)	–
Proceeds from exercise of stock options	–	34
Net cash provided by (used in) financing activities	2,119	(207)
Net increase (decrease) in cash and cash equivalents	1,179	(818)
Effect of exchange rate on cash	(4)	(3)
Cash and cash equivalents at beginning of period	1,374	3,906
Cash and cash equivalents at end of period	$2,549	$3,085

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